Exhibit 99.1

Dorian LPG Confirms Receipt of Director Nominations from BW LPG

STAMFORD, Conn., July 16, 2018 ― Dorian LPG Ltd. (NYSE: LPG) ("Dorian" or the "Company") today confirmed that BW LPG (OB: BWLPG) has submitted the names of three director candidates to stand for election at Dorian's 2018 Annual General Meeting of Shareholders (the "2018 Annual Meeting"). Dorian has previously received a revised unsolicited proposal from BW LPG to combine with Dorian.
The Company's Board of Directors will review all of BW LPG's actions and respond as appropriate in due course. Dorian shareholders are not required to take any action at this time.
John Hadjipateras, Dorian Chairman and CEO, said: "The Company's Board of Directors is currently comprised of extremely qualified, experienced and dedicated directors, who are intensely focused on shareholder value creation and the successful execution of Dorian's strategy."
Evercore is serving as a financial advisor and Wachtell, Lipton, Rosen & Katz and Seward & Kissel LLP are serving as legal advisors to the Company.
About Dorian LPG Ltd.
Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG's fleet currently consists of twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.
Additional Information and Where to Find It
Dorian LPG intends to file with the SEC a proxy statement in connection with the 2018 Annual Meeting. The definitive proxy statement will be mailed to Dorian shareholders. INVESTORS AND SECURITY HOLDERS OF DORIAN ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed with the SEC at the SEC's website at www.sec.gov.

Certain Information Concerning Potential Participants
Detailed information regarding the identity of potential participants and their respective directors and executive officers who may be deemed to be participants in the solicitation of proxies from Dorian shareholders in connection with the matters to be considered at the 2018 Annual Meeting will be set forth in the definitive proxy statement for the 2018 Annual Meeting, and additional information can be found in Dorian's most recent annual report on Form 10-K. These documents may be obtained for free at the SEC's website at www.sec.gov.
Forward-looking Statements
This press release contains "forward-looking statements."  Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements.  These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control.  Actual results may differ, possibly materially, from those anticipated in these forward-looking statements.  For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's Annual Report on Form 10-K, under the heading "Risk Factors."  The Company does not assume any obligation to update the information contained in this press release.
For further information:
Dorian LPG Ltd.
Ted Young
Chief Financial Officer
(203) 674-9900
IR@dorianlpg.com
Kekst
Ruth Pachman/Mark Semer
(212) 521-4800
ruth.pachman@kekst.com
mark.semer@kekst.com